FIRST AMENDMENT TO THE
                          EXPENSE LIMITATION AGREEMENT


This First Amendment to the Expense Limitation Agreement ("Amendment") is made and entered into effective as of December 17, 2004 by and between the Tilson Focus Fund and the Tilson Dividend Fund (each a "Fund" and collectively the "Funds"), each a series of shares of the Tilson Investment Trust, a Delaware statutory trust (the "Trust"), and T2 Partners Management LP, a Delaware limited partnership (the "Advisor").

WHEREAS,   the  parties  have  previously  entered  into  that  certain  Expense
Limitation Agreement dated December 17, 2004 ("Agreement");

WHEREAS, the parties wish to change the initial term of the Agreement;

NOW THEREFORE, the Funds and Advisor do mutually promise and agree as follows:

1. The first sentence of Section 2 of the Agreement shall be deleted in its entirety and the following inserted in lieu thereof:

     This Agreement with respect to the Funds shall continue in effect until the last day of October, 2005, and from year to year thereafter provided each such continuance is specifically approved by a majority of the Trustees of the Trust who (i) are not "interested persons" of the Trust or any other party to this Agreement, as defined in the 1940 Act, and (ii) have no direct or indirect financial interest in the operation of this Agreement ("Non-Interested Trustees").

2. Except as specifically set forth above, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.


TILSON FOCUS FUND AND TILSON DIVIDEND FUND,
EACH A SERIES OF TILSON INVESTMENT TRUST


/s/ Jack E. Brinson
___________________
By: Jack E. Brinson
Title: Chairman


T2 PARTNERS MANAGEMENT LP


/s/ Whitney R. Tilson
_____________________
By: Whitney R. Tilson
Title: Managing Partner